EXHIBIT 10.4

AGREEMENT

between

IsoTis SA, rue de Sébeillon 1 – CH–1004 Lausanne
(hereinafter designated “IsoTis”)

On the One Hand

and

Mr. James HOGAN, Chemin du Braillon 9 – CH–1095 Lutry
(hereinafter designated the “Employee”)

On the Other Hand

WHEREAS IT WAS PREVIOUSLY AGREED THAT:

A.	The services of Mr. James Hogan were retained as of February 20, 2001, as Chief Operation Officer of IsoTis;

B.	On December 7, 2004, IsoTis notified the Employee that, effective December 31, 2004, it had decided to terminate his employment contract with respect to the next contractual period of six months;

C.	With the mutual consent of the parties, it was agreed by means of this agreement (hereinafter designated the “Agreement”) to terminate the work relationship effective March 31, 2005;

D.	The purpose of this Agreement is to establish the terms and conditions for the termination of the work relationship with Mr. James Hogan.

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THE ABOVE MATTERS HAVING BEEN SET FORTH, THE PARTIES HERETO AGREE AS FOLLOWS:

Article 1

The Employee and IsoTis, by common accord, agree to terminate the work relationship between both parties effective March 31, 2005 pursuant to the covenants given in this Agreement.

Article 2

Within 15 days following the execution of this Agreement by both parties, IsoTis shall pay the Employee a gross amount of 90,721.40 SF (ninety thousand, seven hundred and twenty-one Swiss Francs and forty centimes), an amount equivalent to the Employee’s gross salary for three months.

Moreover, at the same date, IsoTis shall pay, solely at its discretion and without in any way thereby acknowledging any liability on the part of IsoTis, a gross amount of 30,000 SF (thirty thousands Swiss Francs). All eventual social security contributions due pursuant to Swiss law or any applicable legislation as well as all eventual tax levies required pursuant to Swiss law or any applicable legislation shall be deducted from this amount of 30,000 SF.

The Employee shall be entitled to exercise, until March 31, 2006, all options vested as of March 31, 2005. All options vested as of March 31, 2005 that are not exercised by March 31, 2006 shall become null and void without any compensation for the Employee. Any options whose initially anticipated vesting date falls after Mach 31, 2005 shall not be exercised by the Employee and shall become null and void without any compensation for the Employee.

IsoTis agrees to pay to Leasplan the amount of 10,000 SF (ten thousands Swiss Francs) with respect to the transfer of the service vehicle used until now by the Employee. This payment is conditional upon the transfer of the above-mentioned vehicle leasing contract and IsoTis being thus relieved of any of its obligations towards Leaseplan regarding the said leasing contract. If, for any reason whatsoever, the leasing contract is not transferred, the Employee shall hand the vehicle over IsoTis on April 8, 2005.

Pursuant to the prior covenant given with respect thereto, IsoTis shall reimburse the Employee an amount of 5,000 EUR (five thousands Euros) within fifteen days following the execution of this Agreement.

In addition, within fifteen days following the execution of this Agreement, IsoTis shall pay the Employee the amount 2,263.55 SF (two thousand two hundred and sixty-three Swiss Francs and fifty-five centimes) as reimbursement for professional fees incurred by the Employee in connection with the performance of his work.

[The Employee will continue to receive his current salary until March 31, 2005. Payments associated with this Agreement will not change the salary payment scheduled for the end of March 2005.]

For his part, the Employee agrees to reimburse IsoTis SA all telephone expenses incurred since January 1, 2005 as well as those related to the portable telephone given to the Employee by IsoTis.

The Employee confirms having returned to IsoTis all of the materials belonging to the Company that he received or used in the activities of his duties with respect to IsoTis.

Upon termination of the work relationship, IsoTis will provide the Employee with a work certificate regarding his activities with the Company.

Article 3

With the execution of this Agreement and in consideration for the proper performance thereof, the Employee specifically acknowledges having no other claims whatsoever (salary, thirteenth month’s salary, overtime hours, vacation time, expenses, legal or contractual indemnities, bonuses, etc.) against IsoTis or against any other company, branch or entity of the IsoTis Group in Switzerland or abroad, or against any associates thereof, or against any of the respective directors, agents, affiliated members, officials or employees thereof. If need be, the Employee waives any claim with respect to IsoTis, as well as the companies, branches or entities of the IsoTis Group and any affiliates thereof.

The parties to this Agreement therefore confirm having no claims with respect to each other for any reasons whatsoever provided the proper performance of the covenants undertaken by each of the parties pursuant to this Agreement. They therefore waive their right to bring any action or start any proceedings against each other.

Article 4

The Employee remains bound by the confidentiality clause that he signed in his employment contract (Article 7).

The parties agree moreover to vigorously comply with the confidential nature of this Agreement. They agree not to disclose its content to any one, with the exception of any tax authorities, social security authorities or other authorities or institutions where such disclosure is required pursuant to applicable laws.

In the event that the Employee breaches this covenant, the Employee shall pay an amount of 30,000 SF (thirty thousand Swiss Francs) to IsoTis, as a penalty clause.

Article 5

This Agreement is subject to Swiss law.

In the event of a dispute, the courts of the Canton de Vaud shall have jurisdiction, with leave of appeal to the Federal Court as provided for by law.

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Read and approved:	Read and approved:

/s/ JIM HOGAN	/s/ NAKISA SERRY, /s/ PIETER WOLTERS

The Employee	IsoTis SA
17/03/05

Lausanne, March 17, 2005	Lausanne, March17, 2005